Exhibit 99.1
CEO Report Second Quarter 2014

Dear Shareholders and Friends of First Business:
In the second quarter of 2014 we leveraged our strong history of profitability, strong balance sheet and the rising market value of our company to act upon an extraordinary opportunity. In May First Business Financial Services, Inc. ("First Business") announced an agreement to combine the organization with that of Kansas City-based Aslin Group Inc. ("Aslin Group") and its wholly-owned subsidiary Alterra Bank ("Alterra").

Success Creates Opportunity
Signing our first ever whole-bank merger agreement was possible because of the continuing success of our unique and focused entrepreneurial business model - one committed to quality growth, consistent returns, high-touch relationships and disciplined opportunism. Following months of reciprocating due diligence surrounding culture, philosophies and synergies, both companies considered the combination a great fit.

Alterra’s single branch model and commercial lending focus is similar to First Business’ branchless franchise. Likewise, in many ways Alterra’s Kansas City market mirrors First Business’ home Wisconsin footprint in its business mix. Further, like First Business, Alterra boasts a highly focused, entrepreneurial team, with talent we believe is capable of operating a significantly larger and more complex bank.

In turn, Alterra found a partner for growth in First Business. We and Alterra believe our strong earnings power and solid capital provide a springboard for Alterra to expand in its Kansas City market - while having the opportunity to retain key leaders, business development officers ("BDOs") and client contact team members. At First Business, our local leaders report to and benefit from the guidance of a local board of directors and operate under a local bank charter with local lending authority. Alterra matches this framework. We are thrilled that after the merger is completed, Alterra Bank President and CEO Pam Berneking will join our leadership team, representing First Business as the President and CEO of our new Alterra Bank subsidiary, which we intend to operate under its existing name, brand and Kansas state banking charter.

Parallel Growth Stories
First Business has successfully and consistently executed our strategic plan for profitable growth in recent years. For example, we grew our balance sheet at a compound annual rate of nearly 5% from 2008 to 2013, while at the same time our net income grew at a compound annual rate of more than 34%.

Alterra has demonstrated a similar trajectory of impressive growth. With its solid competitive position for small- and middle-market commercial lending in the Kansas City market, Alterra has grown assets at a compound annual rate of more than 25% since 2011, its first full year of operation under the current management team. This growth has come from across a well-diversified portfolio that is nearly identical to First Business’. What’s more, this growth has occurred in tandem with aggressive efforts to strengthen asset quality. Following an extensive due diligence review of Alterra’s loan portfolio, policies and portfolio management process, we have full confidence that their underwriting aligns with our own stringent standards.

By joining forces, First Business and Alterra believe each stand to benefit from an expansion of our business development capabilities. First Business has expertise in asset-based lending, equipment finance, trust and investment services and factoring, and Alterra’s business bankers will have access to this expanded suite of services immediately after the transaction is complete. Likewise, Alterra is Kansas City’s leading Small Business Administration ("SBA") lender, offering us talented people and a platform we’re excited to leverage in Wisconsin with this new complementary business line.

Investment in Talent
Success creates opportunity in many forms, and we are equally excited to announce that we continue to grow from within even as we prepare for our first whole-bank merger. Since the beginning of July 2014 we have sought and attracted six highly experienced BDOs with proven, local production success.

We’re adding strength across our markets. In addition to hiring a commercial and industrial ("C&I") BDO in Milwaukee, we have hired two C&I BDOs in Kenosha, Wisconsin which is part of the growing southeast market of our Milwaukee bank. In the Fox Valley we’ve hired a treasury management specialist and an experienced C&I BDO with SBA lending expertise, complementing the SBA platform we’ll gain from Alterra.  We’re also organically expanding our asset-based lending footprint with the addition of a local BDO in Charlotte, North Carolina.  We are proud that our track record of success has attracted high-caliber talent who see opportunity in our franchise.

By adding Alterra and our new BDOs to the premier First Business team, we believe we will achieve compelling business development and revenue synergies. It is truly an exciting time for First Business.

Core Momentum Continues
Even as our team is carefully executing our growth strategy, we are equally engaged in delivering high-quality performance within our core franchise. Our second quarter performance highlights our continued success.

For the second quarter of 2014, we earned net income of $3.5 million, 12% higher than our results for the same quarter of 2013, even after recording $320,000 in non-recurring, pre-tax merger-related costs during the quarter. Each of our key profitability measures improved compared to the year ago quarter, continuing strong historical trends. Annualized return on average assets was 1.09%, exceeding the 1.0% industry benchmark for the sixth consecutive quarter. Likewise, annualized return on average equity grew to 12.29%, exceeding 12% for the seventh consecutive quarter. Our increased profitability reflects our commitment to efficient performance. Like a golf score, where lower is better, our efficiency ratio improved by falling to 58.9%, from 59.8% in the first quarter of 2014 and 59.9% in the prior year quarter. This marked the eighth consecutive quarter where the efficiency ratio measured below 60%.

We also continued our trend of high-quality loan growth, expanding our net loans and leases for the ninth consecutive quarter, to a record $993.7 million at June 30, 2014. Competition for high-quality credits is intense, and we are maintaining our discipline on term and structure. For the second quarter in a row we recognized no charge-offs, a testament to the strength of our client relationships, our underwriting and generally improving trends in the economy.

Russell 2000 Addition
Our consistent, quality growth has been rewarded in the price appreciation of our stock. In late June 2014 First Business' common stock (NASDAQ: FBIZ) was added to the Russell 2000 Index based on increased market capitalization as compared to other publicly traded US stocks. In the second quarter of 2014, our market capitalization averaged $183 million, compared to an average $32 million just three years ago, as the market began to place a higher value on our franchise after our December 2012 stock offering. We are very pleased with our addition to the Russell 2000 and believe that our move into a pool of larger and more liquid stocks will further increase our exposure to investors and the financial community.

Looking ahead, we remain committed to growing First Business in an opportunistic and disciplined way. We operate with the goal of sharing our future growth and success with shareholders through increased returns, as we have done in the past. In fact, during the first half of 2014, First Business stock delivered a 26% total return to shareholders, compared to 9%, on average, for our peers, 3% for the Russell 2000 Index, and -1% for the SNL $1-$5 billion bank index. We are excited for the broader Russell 2000 investor base to learn about our historically strong shareholder returns and our impressive growth prospects.

We look forward to updating you in the coming months on the whole-bank merger, which is subject to Aslin Group stockholder approval and customary regulatory approvals. I believe we have positioned the Company well for continued success. As the economy continues to strengthen and our new additions gain momentum, I am confident that our success will bring even more opportunity. On behalf of all of us at First Business, we thank you for your support.

Sincerely,
Corey Chambas, President and CEO

Note: First Business’ peer group includes: Bank of Kentucky Financial Corporation (BKYF), Guaranty Bancorp (GBNK), Heritage Financial Corporation (HFWA), Mackinac Financial Corporation (MFNC), Mercantile Bank Corporation (MBWM), Mid Penn Bancorp, Inc. (MPB), MidSouth Bancorp, Inc. (MSL), Old Line Bancshares, Inc. (OLBK), Pacific Continental Corporation (PCBK), Peoples Financial Corporation (PFBX), QCR Holdings, Inc. (QCRH), Republic First Bancorp, Inc. (FRBK), S.Y. Bancorp, Inc. (SYBT), Southern National Bancorp of Virginia, Inc. (SONA), Southwest Bancorp, Inc. (OKSB), Univest Corporation of Pennsylvania (UVSP), WashingtonFirst Bankshares, Inc. (WFBI), West Bancorporation, Inc. (WTBA). All peer data sourced from SNL Financial.

This letter includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2013 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Additional Information
Communications in this document do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy vote or approval. The proposed merger of Aslin Group with First Business (the “Proposed Transaction”) and issuance of First Business common stock in connection therewith will be submitted to Aslin Group’s stockholders for their consideration and approval. In connection with the Proposed Transaction, First Business filed with the SEC a Registration Statement on Form S-4 that includes a preliminary proxy statement to be used by Aslin Group to solicit the required approval of its stockholders in connection with the Proposed Transaction and constitutes a preliminary prospectus of First Business, which, when finalized, will be sent to the stockholders of Aslin Group. This Registration Statement on Form S-4 was originally filed on July 8, 2014, was subsequently amended on August 1, 2014, and was declared effective on August 7, 2014. First Business may also file other documents with the SEC concerning the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF ASLIN GROUP ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND PROSPECTUS REGARDING THE PROPOSED TRANSACTION, THE DEFINITIVE PROXY STATEMENT AND PROSPECTUS (WHEN IT BECOMES AVAILABLE) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN, OR WILL CONTAIN, AS THE CASE MAY BE, IMPORTANT INFORMATION ABOUT FIRST BUSINESS, ASLIN GROUP AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of all documents relating to the Proposed Transaction filed by First Business through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by First Business are also, or will also be, as the case may be, available free of charge on First Business’ website at www.firstbusiness.com/investor-relations/. Alternatively, these documents can be obtained free of charge upon written request to First Business Financial Services, Inc., Investor Relations, 401 Charmany Drive, Madison, Wisconsin 53719, or by calling (608) 238-8008.

Participants in this Transaction
First Business, Aslin Group and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Aslin Group in connection with the Proposed Transaction under the rules of the SEC. Information regarding the directors and executive officers of First Business may be found in the definitive proxy statement for First Business’ 2014 annual meeting of stockholders, as filed with the SEC on March 31, 2014. Information regarding the interests of certain directors and officers of Aslin Group is contained in the preliminary proxy statement for Aslin Group’s special meeting of stockholders, which was initially filed by First Business with the SEC on July 8, 2014 and subsequently amended on August 1, 2014, and will be included in the definitive proxy statement and prospectus and other relevant materials regarding the Proposed Transaction to be filed with the SEC, when they become available.

Financial Highlights

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